UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): February 1, 2016

CACHET FINANCIAL SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18671 Lake Drive East

Southwest Tech Center A

Minneapolis, MN 55317

(Address of principal executive offices) (Zip Code)

(952) 698-6980

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 29, 2016 and February 1, 2016, the Company entered into a thirty day note payable with a private investor and director totaling $150,000 each. In lieu of interest, the Company agreed to issue a five year cashless warrants to purchase 250,000 shares of common stock at $0.329 per share to each of the private investor and director. If the note is repaid within two weeks of issuance, the private investor and director will each return 125,000 shares of the warrants issued. If the Company fails to repay the note on the due date and for every thirty days beyond the due date the note is outstanding, the Company agrees to provide additional 5 year cashless warrants to purchase 250,000 shares of common stock at $0.329 per share at the end of each 30 day period.

On October 23, 2015, the Company entered into an unsecured short-term note payable with a director with a principal amount of $250,000 bearing an interest rate of 10% and a due date of July 31, 2016.

Item 3.02. Unregistered Sale of Equity Securities.

The Company completed the following unregistered sale of shares of its common stock, pursuant to warrant exercise notices for total proceeds of $248,426:

		Exercise	Cash
Date	Warrants	Price	Proceeds
1/4/2016	151,976	$0.329	$50,000
1/7/2016	150,000	$0.329	$49,350
1/6/2016	453,117	$0.329	$149,075

As consideration for 755,093 warrants being exercised on a cash basis, the Company agreed to issue five-year replacement warrants, covering 110% of the number of shares purchased upon exercise of the existing warrants with an exercise price of $0.329 per share. As additional consideration, the Company also agreed to reset the exercise price of 1,374,234 warrants previously issued from $0.4816 to $0.329. Accordingly, replacement warrants covering a total of 830,602 shares of the Company’s common stock have been issued through the date of this filing.

In addition, the Company has issued certain warrants in connection with the notes described in Item 1.01.

All of the foregoing issuances were made in private placements, involving no public offering, pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACHET FINANCIAL SOLUTIONS, INC.: (Registrant)

By:	/s/ Darin P. McAreavey
Darin P. McAreavey
Executive Vice President and Chief Financial Officer

Dated: February 4, 2016